Exhibit 99.1

May 7, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

COMPANY ANNOUNCES RESULTS FOR THE QUARTER ENDING MARCH 31, 2010

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA) (OTC Bulletin Board: SLBA.OB) today announced its results for the first quarter of 2010, reporting a net loss applicable to common shareholders of $696,000 or $0.38 per fully diluted share.  This compares to a net loss applicable to common shareholders of $1,944,000 or $1.02 per fully diluted share for the linked quarter ended December 31, 2009.  For the first quarter of 2009, the Company showed a net profit applicable to common shareholders of $231,000 or $0.10 per fully diluted share.

Highlights for the quarter ending March 31, 2010 were as follows:

•                  Net (loss) for the three month period ending March 31, 2010 was primarily the result of the $1,408,000 provision to the allowance for loan losses coupled with the 30 basis point decrease in the net interest margin.

•                  The allowance for loan losses increased to $3,886,000 or 1.91% of total loans as of March 31, 2010 compared to $3,386,000 or 1.67% at December 31, 2009 and $2,132,000 or 1.08% at the end of the first quarter of 2009. Nonperforming loans increased to $8,959,000 as of March 31, 2010 compared to $6,407,000 at December 31, 2009 and $1,058,000 for the first quarter ended 2009.  Nonperforming loans totaled 4.40% of total gross loans as of March 31, 2010, compared to 0.53% for the same period in 2009 and 3.17% as of December 31, 2009.

•                  Net interest margin fell to 4.35% for the period ending March 31, 2010, compared to 4.65% for the same period in 2009 and 4.49% for the quarter ended December 31, 2009.  The decrease was primarily due to drops in average loan and investment yields of 23 basis points and 85 basis points respectively.

•                  Total shareholders’ equity decreased to $22,245,000 as of March 31, 2010 compared to $23,030,000 at December 31, 2009 and $25,294,000 for the same period in 2009.  The Company’s capital ratios at March 31, 2010 were all well above regulatory requirements for “well capitalized” institutions.  The capital ratios for March 31, 2010 were as follows: Tier 1 Capital to Average Assets 10.03%; Tier 1 Capital to Risk-Weighted Assets 12.20%; and Total Capital to Risk-Weighted Assets 13.51%.

•                  The Company declared a 2% stock dividend to all shareholders of record as of March 31, 2010 reflecting the Board’s 2009 decision to issue a stock dividend rather than a cash dividend during these difficult economic times.  This compares to a $0.25 per share cash dividend that was paid in the same period for 2009.

•                  Total net loans increased $882,000 or 0.4% to $198,891,000 as of March 31, 2010 compared to $198,099,000 at December 31, 2009 and $195,191,000 as of March 31, 2009.

•                  Total deposits increased $6,567,000 or 2.8% to $245,290,000 as of March 31, 2010 compared to $238,723,000 at December 31, 2009 and $220,551,000 as of March 31, 2009.

John C. Hansen, President and CEO said “In spite of economic conditions that continue to prove challenging, we are pleased with the positive loan and deposit growth over the past quarter and year.  Earnings continue to be negatively impacted by the additions to the allowance for loan losses and increased FDIC assessments.  We are constantly monitoring our entire loan portfolio and aggressively working our problem loans in order to minimize current and future losses.”

FINANCIAL PERFORMANCE:

The Company’s net earnings applicable to common shareholders decreased $928,000 or 401.2% from a profit of $231,000 as of March 31, 2009 to a (loss) of $696,000 as of March 31, 2010.  The net loss for the quarter ended December 31, 2009 was $1,944,000.  Contributing largely to the decline in profitability was the $1,408,000 addition to the allowance for loan losses to cover the additional nonperforming loans that were placed on nonaccrual as of March 31, 2010.  Also contributing to the net loss for the quarter ending March 31, 2010 was the 14 basis point decline in net interest margin to 4.35% for the first quarter of 2010 from 4.49% for the quarter ended December 31, 2009 and the 30 basis point drop from 4.65% as of March 31, 2009 to 4.35% for the same period in 2010.

Total interest expense decreased $107,000 or 13.9% to $664,000 as of March 31, 2010 from $771,000 for the quarter ended December 31, 2009 and $765,000 for the quarter ended March 31, 2009.  This was due to a decrease in the average rate paid on interest bearing liabilities from 1.97% as of March 31, 2009, to 1.82% as of December 31, 2009 and to 1.48% as of March 31, 2010.

OPERATING EFFICIENCY:

The Company’s efficiency ratio was 83.8% as of March 31, 2010 compared to 80.5% for the same period in 2009 and 81.8% for the quarter ended December 31, 2009. This is the result of decreases in the Bank’s net interest income attributable to the addition of $1,408,000 to the allowance for loan losses, a 30 basis point decrease in the net interest margin and an $110,000 decrease in non-interest income primarily attributed to the $92,000 gain on the sale of securities recognized in the first quarter of 2009.

CREDIT QUALITY:

Loans have been adversely affected by the decline in the local economy and its impact on our borrowers, especially real estate secured loans which constituted 77.4% of total loans at March 31, 2010.

The Bank had thirteen nonperforming loans totaling $8,959,000 as of March 31, 2010 (4.40% of gross loans) compared to eight nonperforming loans totaling $6,407,000 at December 31, 2009 (3.17% of gross loans) and three nonperforming loans totaling $1,058,000 as of March 31, 2009 (0.53% of gross loans).  The increase in nonperforming loans as of March 31, 2010 was a result of the current economic downturn and a continued reduction in real estate collateral values

There are eight nonperforming loans in the Commercial and Industrial category totaling $2,665,000.  Two of these loans are supported by government guarantees from either Cal Coastal or SBA reducing the Bank’s exposure to $1,694,000.  These loans were written down an aggregate of $280,000 prior to quarter end due to declines in the real estate market.

There are five Real Estate secured loans totaling $6,294,000, which were written down a total of $617,000 prior to March 31, 2010.  There is one loan for an individual’s personal residence within this category.  The Bank is working with legal counsel and is proceeding through the foreclosure process.  One commercial income property was placed on nonaccrual as of March 31, 2010.  The Bank is currently exploring various options including foreclosure.  One offsite development loan for a mixed use property was placed on nonaccrual as of December 31, 2009.  The Bank continues to work with the borrowers to move this project forward.  The second offsite development loan was placed on nonaccrual as of March 31, 2010.  The borrowers continue to service the interest requirements and have listed the property for sale.  The final property is an offsite development loan that the Bank has a participation interest in with the property being located outside the Bank’s service area.  A portion of the collateral (our Bank’s portion) totaling $694,000 was transferred to OREO during the quarter.  The originating Bank is working to obtain a release from the bankruptcy court so the foreclosure process can be started on the remaining collateral.

The Company has two “Other Real Estate Owned” OREO properties as of March 31, 2010 totaling $1,122,000.  The first property is a single family residence and is actively being marketed for sale at this time with no loss anticipated.  The Bank has accepted an offer on the second property and is expected to close during the second quarter of 2010 with minimal loss exposure.

The Company experienced net charge-offs of $908,000 in the first quarter of 2010, $3,776,000 in the fourth quarter of 2009 and $418,000 fin the first quarter of 2009.

ALLOWANCE FOR LOAN LOSSES:

The Bank increased the provision for loan losses $1,408,000 during the three month period ending March 31, 2010 compared to a provision of $240,000 during the same period in 2009.  The provision made in the fourth quarter of 2009 was $4,710,000. The increase in the first quarter was primarily due to additional reserves of $897,000 required on three loans.  The allowance for loan losses to gross loans increased to $3,886,000 or 1.91% of total loans as of March 31, 2010, compared to $2,132,000 or 1.08% of total loans as of March 31, 2009 and $3,386,000 or 1.67% of total loans as of December 31, 2009.  The Bank assesses and manages credit risk on an ongoing basis through a formal third party credit review program, internal monitoring and formal lending policies.  The adequacy of the allowance is subject to change in any given period.  Based upon the analysis performed as of March 31, 2010, management felt that the allowance was adequate.

DEPOSIT GROWTH:

The Company’s total deposits increased significantly during the past year.  Total deposits stood at $245,290,000, $238,723,000 and $220,551,000 as of March 31, 2010, December 31, 2009 and March 31, 2009 respectively.  The increase in interest bearing deposits is largely due to the increased confidence in community banks and the increase in the FDIC insurance limits on Time Certificates of Deposits from $100,000 to $250,000 coupled with the transfer of balances from non-interest bearing demand deposits to interest bearing Money Market Accounts.  The Company had 28.1% of total deposits in non-interest bearing deposits as of March 31, 2010 compared to 37.6% as of March 31, 2009.  Non-interest bearing deposits at these levels continue to be above industry averages.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income for the three months ended March 31, 2010 increased $34,000 or 1.3% to $2,674,000 compared to $2,640,000 for the three months ended December 31, 2009 and $2,698,000 for the three months ended March 31, 2009.  Total interest income for the three months ended March 31, 2010 decreased $13,000 or 3.9% to $3,338,000 compared to $3,351,000 and $3,463,000 for the three months ended December 31, 2009 and March 31, 2009, respectively.  The decrease in interest income was primarily due to a 31 basis point decrease in the yield on average earning assets from 5.74% for the period ending December 31, 2009 to 5.43% for the period ending March 31, 2010.  The primary reason for the decrease in the yield on average earning assets was the reversal of interest on nonaccrual loans coupled with the decrease in rates on restructured loans and the rollover of higher rate investments due to maturity, call or sale.

The net interest margin decreased 30 basis points from 4.65% as of March 31, 2009 to 4.35% for the same period in 2010.  The primary reasons for this decrease was the 32 basis point decline in the average loan yield from 6.29% at March 31, 2009 to 5.97% for the same period in 2010, coupled with the 128 basis point drop in the average investment yield from 4.46% at March 31, 2009 to 3.18% for the same period in 2010.  The investment yield has decreased due to the rollover of securities that were either sold, matured or called during the past twelve month period.

CAPITAL LEVEL AND RATIOS:

Total shareholders’ equity stood at $22,245,000 as of March 31, 2010 compared to $23,030,000 as of December 31, 2009 and $25,294,000 at March 31, 2009.  This represents a 3.4% decrease in equity capital between December 31, 2009 and March 31, 2010.  The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank which are 5%, 6%, and 10% for Tier I capital to assets ratio (leverage ratio), Tier I capital to risk weighted assets ratio, and total capital to risk weighted assets ratio, respectively.  Total capital to risk weighted assets for the Company decreased to 13.51% as of March 31, 2010 compared to 13.87% as of December 31, 2009 and 15.23% as of March 31, 2009.  Tier I capital to risk weighted assets ratio decreased to 12.20% as of March 31, 2010 from 12.54 % as of December 31, 2009 and 13.85% as of March 31, 2009.  Tier I capital to assets ratio decreased to 10.03% as of March 31, 2010 from 10.28% as of December 31, 2009 and 11.76% as of March 31, 2009.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp (the “Company”), headquartered in Atascadero, California is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 24 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)
	Unaudited
	Three Months Ended
	March 31,		%
	2010	2009	Change
Summary of Operations:
Interest Income	$3,338	$3,463	-3.61%
Interest Expense	664	765	-13.20%
Net Interest Income	2,674	2,698	-0.89%
Provision for Loan Loss	1,408	240	486.67%

Net Interest Income After Provision for Loan Losses	1,266	2,458	-48.49%
Noninterest Income	213	323	-34.06%
Noninterest Expense	2,420	2,431	-0.45%

Income Before Income Taxes	(941)	350	-368.86%
Income Taxes	(245)	119	-305.88%

Net Income	$(696)	$231	-401.30%

Cash Dividends Paid	$—	$481	-100.00%
Cash Dividends Paid Preferred Stock	$50	$31	61.29%

Per Common Share Data:
Net Income - Basic	$(0.38)	$0.10	-480.00%
Net Income - Diluted	$(0.38)	$0.10	-480.00%
Dividends	$—	$0.250	-100.00%
Book Value	$9.29	$11.07	-16.08%

Common Outstanding Shares:	1,964,035	1,923,053	2.13%

Statement of Financial Condition Summary:
Total Assets	$275,635	$260,039	6.00%
Total Deposits	245,290	220,551	11.22%
Total Net Loans	198,891	195,191	1.90%
Allowance for Loan Losses	3,886	2,132	82.27%
Total Shareholders’ Equity	22,245	25,294	-12.05%

Selected Ratios:
Return on Average Assets	-1.03%	0.36%	-383.62%
Return on Average Equity	-12.09%	3.61%	-434.88%
Net interest margin	4.35%	4.65%	-6.45%
Average Loans as a Percentage of Average Deposits	84.58%	91.17%	-7.22%
Allowance for Loan Losses to Total Loans	1.91%	1.08%	13.68%
Tier I Capital to Average Assets - “Bank Only”	9.55%	11.11%	-14.04%
Tier I Capital to Risk-Weighted Assets - “Bank Only”	11.52%	13.07%	-11.86%
Total Capital to Risk-Weighted Assets - “Bank Only”	12.84%	14.45%	-11.14%
Tier I Capital to Average Assets - “Bancorp”	10.03%	11.76%	-14.71%
Tier I Capital to Risk-Weighted Assets - “Bancorp”	12.20%	13.85%	-11.91%
Total Capital to Risk-Weighted Assets - “Bancorp”	13.51%	15.23%	-11.29%